Exhibit (k)(1)

Execution Version

AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

This Amended and Restated Administration Agreement (this “Agreement”) dated and effective as of January 1, 2017, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each Delaware limited liability company listed on Schedule A attached hereto (each a “Company,” and collectively the “Companies”).

WHEREAS, this Agreement, including Schedule A hereto, amends and restates that certain Master Administration Agreement dated April 1, 2016 (the “Original Agreement”). The Original Agreement is hereby replaced in its entirety and superseded by this Agreement;

WHEREAS, each Company is a closed-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative services to such Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

Each Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	Delivery of Documents

Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s Limited Liability Company Agreement, as amended from time to time (each, an “LLC Agreement”);

b.
The Company’s currently effective Registration Statement under the 1940 Act and each Confidential Private Offering Memorandum and Statement of Additional Information thereof, and all amendments and supplements thereto as in effect from time to time;

c.
Copies of the resolutions of the members of each Company certified by the Company’s Secretary authorizing (1) such Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Investment Management Agreement between Partners Group Private Equity (Master Fund), LLC and its investment adviser, as amended from time to time; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to each Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of each Company

Each Company represents and warrants to the Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its LLC Agreement to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.
The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its units have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

h.
Where information provided by the Company or the Company’s investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of each Company’s Board of Managers (collectively, the “Board”) and, in each case where appropriate, the review and comment by such Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for the Companies that are mutually agreed to by the parties from time to time, for which each Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses incurred in connection with the performance of its services under this Agreement. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities, equipment and personnel reasonably necessary to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Company Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Companies and the Administrator.

Each Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s express consent.

Each Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt and except as agreed in Schedule B hereto, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director/trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-2, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing each Company’s net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of a Company or his or her designee for instructions or the independent accountants for such Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for a Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by each Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from a Company. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by a Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for such Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company, provided that the Administrator has acted on the reasonable belief that such records or information are genuine and have been signed or presented by the proper party. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2017 and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by such Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business, operations and records shall be treated as confidential (“Confidential Information”). Subject to Section 10 below, all Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing, in case of any requests or demands for inspection of the records of a Company or for the release of Confidential Information, the Administrator will endeavor to notify the Board promptly and to secure instructions from a representative of the Board as to such inspection, unless prohibited by law from making such notification. In the event that the Administrator has reasonably determined that prior notification of the Board is not possible (including due to any prohibition under applicable law), the Administrator will notify each Company of the request, demand and/or release of Confidential Information, together with an explanation of the associated circumstances, as soon as reasonably practicable.

10.	Use of Data

(a)            In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding each Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between each Company and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)            Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Companies and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Companies or a Company, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless each Company otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with a Company. Each Company agrees that Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, subject to Section 9 hereof, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to each Company.

(c)            Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Companies shall at all times remain the property of the respective Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for each Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by a Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Company by state or federal regulatory agencies, to produce the records of such Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s reasonable time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production.

12.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Company from time to time, have no authority to act or represent such Company in any way or otherwise be deemed an agent of the Company.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending March 31, 2017 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Company, such Company shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) a Company’s termination of this Agreement with respect to a Company for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Company (or its respective successor), the Company shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Company) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver each Company’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Company and distribution of such Company’s assets as a result of the members’ determination in its reasonable business judgment that the Company is no longer viable (b) a merger of the Company into, or the consolidation of the Company with, another entity, or (c) the sale by the Company of all, or substantially all, of the Company’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Company (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company shall in no way affect the rights and duties under this Agreement with respect to any other Company.

14.	Employment of Others

The Administrator may employ, engage, associate or contract with Affiliate persons, including, without limitation, subsidiaries of the Administrator, as the Administrator may deem desirable to assist it in performing its duties under this Agreement without the consent of each Company; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Company for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Companies may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of a Company’s LLC Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any material notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to a Company:

c/o Partners Group (USA) Inc.
1114 Avenue of the Americas, 37th floor
New York, NY 10036
Attention: Executive Office
Re: Material Notice, Partners Group Private Equity (Master Fund), LLC

Facsimile: (212) 908-2601
Telephone: (212) 908-2600

with a copy to:

Partners Group AG
Zugerstrasse 57
CH-6341 Baar-Zug, Switzerland
Attention: Executive Office
Re: Material Notice, Partners Group Private Equity (Master Fund), LLC

Facsimile: +41 41 768 85 58
Telephone: +41 41 768 85 85

If to the Administrator:

State Street Bank and Trust Company
100 Summer Street
Boston, MA 02110
Attention: James Smith
Telephone: 617-662-4938

with a copy to:

State Street Bank and Trust Company
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02110
Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of each Company and the Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of a Company’s shareholders, employees, directors, managers and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.
25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PARTNERS GROUP PRIVATE EQUITY, LLC		PARTNERS GROUP PRIVATE EQUITY (TEI), LLC

By:	/s/ Robert Collins	By:	/s/ Robert Collins
Name:	Robert Collins	Name:	Robert Collins
Title:	President	Title:	President

By:	/s/ Justin Rindos	By:	/s/ Justin Rindos
Name:	Justin Rindos	Name:	Justin Rindos
Title:	Chief Financial Officer	Title:	Chief Financial Officer

PARTNERS GROUP PRIVATE EQUITY (INSTITUTIONAL), LLC		PARTNERS GROUP PRIVATE EQUITY (INSTITUTIONAL TEI), LLC

By:	/s/ Robert Collins	By:	/s/ Robert Collins
Name:	Robert Collins	Name:	Robert Collins
Title:	President	Title:	President

By:	/s/ Justin Rindos	By:	/s/ Justin Rindos
Name:	Justin Rindos	Name:	Justin Rindos
Title:	Chief Financial Officer	Title:	Chief Financial Officer

PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC

By:	/s/ Robert Collins
Name:	Robert Collins
Title:	President

By:	/s/ Justin Rindos
Name:	Justin Rindos
Title:	Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A
Listing of Companies

Partners Group Private Equity (Master Fund), LLC

Partners Group Private Equity, LLC

Partners Group Private Equity (Institutional), LLC

Partners Group Private Equity (TEI), LLC

Partners Group Private Equity (Institutional TEI), LLC

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedules B2(i) and B2(ii) attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	Reserved;

V.	Reserved; and

VI.	Accounting Services as described in Schedule B6 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.
Prepare for the review by designated officer(s) of each Company financial information that will be included in such Company’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon);

b.	Prepare financial statements of each Company for inclusion in SEC filings;

c.
Coordinate the audit of the Companies’ financial statements by the Companies’ independent accountants, including the preparation of supporting audit workpapers and other schedules, and follow-up on questions and requests for additional information;

d.
Prepare for the review by designated officer(s) of each Company the periodic financial reports required to be filed with the SEC on Form N-SAR and such other reports, forms or filings as may be mutually agreed upon;

e.
Prepare for the review by designated officer(s) of each Company annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

f.
Prepare and furnish total return performance information for the Companies, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

h.	Maintain certain books and records of each Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon; and

i.
Provide periodic testing of the Company with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Company contained in the Registration Statement for the Company as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials.

B2-1

SCHEDULE B2(i)

Fund Administration Tax Services

Based on discussions with and direction by each Company and its tax advisor regarding the tax treatment of various transactions of such Company, the Administrator shall provide the following tax services. All schedules, statements and other reports prepared by the Administrator shall be reviewed by such Company and agreed to by its tax advisor.

a.
Coordinate the independent tax review including: prepare detailed tax schedules and worksheets to reconcile book to tax accounting; gather required supporting documentation for tax review as needed; and provide allocations of profit and loss for each tax line item in accordance with the terms of the applicable operating agreement.

b.	Provide work papers and system reports substantiating tax adjustments.

c.	Perform a book to tax reconciliation reflecting the tax adjustments.

d.
Prepare partner tax allocations using an agreed upon methodology (i.e., aggregate, full or partial netting) and determine partner’s allocation of income, expense and realized and unrealized gain/loss according to Internal Revenue Code Section 704.

e.	Calculate and characterize partner taxable income.

f.	Prepare year-end tax estimates.

g.
Provide information to the Companies’ independent accountants, and to Companies’ counsel when appropriate, to assist in the preparation and filing of the Companies’ tax filings; such information shall be sufficient to permit the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties), including reports such as dividend and interest income reports, purchase and sale and capital gain/loss reports, tax lot holding reports or other reports, as applicable.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities or the collection of schedule K-1’s or estimates of taxable income/gains/losses for the Fund’s investments in partnerships.

B2-2

SCHEDULE B2(ii)

Fund Administration Tax Services

Schedule B2(ii) applies only with respect to Partners Group Private Equity (Master Fund), LLC.

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

c.
Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

d.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

e.	Participate in discussions of potential tax issues with the Companies and the Companies’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities, Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities or the collection of schedule K-1’s or estimates of taxable income/gains/losses for the Fund’s investments in partnerships.

B2-3

SCHEDULE B3

Fund Administration Legal Services

a.
Prepare the agenda and resolutions for all requested Board and committee meetings, collect, printer and distribute Board materials, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend Company shareholder meetings and prepare minutes of such meetings;

b.	Prepare for filing with the SEC the following documents: Schedule TO, Form N-CSR, Form N-PX, Form 40-17G and all amendments to the Registration Statement on Form N-2;

c.	Prepare for filing with the SEC proxy statements, consult with other service providers, draft script, attend meeting, take minutes and provide consultation on proxy solicitation matters;

d.	Coordinate EDGARization and submit SEC filings as required (N-CSR, N-Q, etc.);

e.	Maintain general Board calendars and regulatory filings calendars;

f.
Maintain copies of each Company’s formation documents, LLC Agreement, Confidential Private Offering Memorandum and Statement of Additional Information, and other such documentation as reasonably necessary for the Administrator to perform its services under this Agreement;

g.	Assist in developing guidelines and procedures to improve overall compliance by each Company;

h.	Assist each Company in the handling of routine regulatory examinations of such Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

i.
Maintain awareness of significant emerging regulatory and legislative developments that may affect each Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

j.
Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, prepare and file fidelity bonds with the SEC and make related Board presentations.

B3-1

SCHEDULE B6

Accounting Services

a.
Process trade file transmitted by the Companies on trade-date +1, subject to timely receipt by Administrator of necessary information. The trade file from each Company will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.	Maintain database detail of all portfolio investment transactions;

c.
Obtain and provide final quarter-end Net Asset Value (“NAV”) for each Company, timing of delivery to be agreed upon by the Company and the Administrator and subject to the timely receipt by Administrator of necessary information from third parties;

d.	Reconcile each Company’s cash holdings with the records of its custodian daily;

e.
Prepare reconciliation report of cash, trades and positions to prime broker and custodian statements (where prime brokers or custodians are utilized), subject to the receipt of information from third parties. Each Company shall be responsible for the resolution of reconciliation issues;

f.
On a monthly basis, or upon the Companies’ request, reconcile Company records maintained by the Administrator with those maintained and provided by the portfolio managers or other parties as the Companies may designate;

g.	Maintain individual tax lots for each security purchase/sale;

h.	Calculate realized gains or losses on security trades, subject to the receipt of trade file information from the Companies;

i.	Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Companies;

j.	Calculate incentive fee and other items necessary to calculate Company distributions and income allocations in accordance with the applicable operating agreement;

k.	Maintain the books and records of the Companies in accordance with the terms of the applicable operating agreement and generally accepted accounting principles;

l.
Calculate monthly final NAV for each Company based solely on information provided by such Company or as otherwise directed. The timing of delivery of such calculations will be agreed upon by Administrator and each Company and is subject to the timely receipt by Administrator of necessary information from such Company and authorized third parties;

B5-1

m.	Prepare unaudited monthly trial balance for each Company;

n.	Maintain capital account detail for each investor including income and loss allocations, capital contributions and distributions;

o.
Reconcile with the underlying investment capital account statement received from the fund manager with the Administrator’s database of portfolio investment transactions, including committed capital, capital contributions, unfunded committed capital and distributions received for each underlying Company investment;

p.	Adhere to U.S. generally accepted accounting principles except as otherwise directed by a Company; and

q.
Reconciliation of legal entities held by the Company and reconciliation of attributable cash flows. For the avoidance of doubt, the Administrator shall not be responsible for the accuracy of the data provided to it by the Company or an underlying sponsor or general partner.

B5-2